EXHIBIT 5

April 16, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Registration Statement on Form S-8 Relating to the
Washington Gas Light Company Savings Plan and
Washington Gas Light Company Capital Appreciation/
Union Employees’ Savings Plan

Ladies and Gentlemen:

     As Vice President and General Counsel of WGL Holdings, Inc., I am familiar with the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to 260,000 shares of the common stock, no par value per share, of WGL Holdings, Inc. (the “Shares”) to be issued pursuant to the Washington Gas Light Company Savings Plan and Capital Appreciation/Union Employees’ Savings Plan (the “Plans”). I have examined such public records and corporate proceedings and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below.

     Based upon such examinations, I am of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Beverly J. Burke
Beverly J. Burke Vice President and General Counsel